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                                                                EXHIBIT 10.22



                         Thacher, Vendig & Company, Inc.
                                   Suite 1600
                              450 Lexington Avenue
                          New York, New York 10017-3904
                        (212) 878-3842 Fax (212) 878-3835

April 1, 1997     (Restated)

Mr. Jonathan M. Charry
President and CEO
QuietPower Systems, Inc.
Suite 3500
1675 Broadway
New York, NY 10019

Dear Mr. Charry:

This letter shall set forth the understanding between Thacher, Vendig & Company, Inc. and Euro American Private Equity & Management Consulting Syndicate("Thacher") and QuietPower Systems, Inc. with respect to the potential purchase by, financing of or establishment of a joint venture involving QuietPower Systems, Inc. and any of its affiliates ("QuietPower") to, by or with an entity or entities (an "Entity") introduced to QuietPower by Thacher. This agreement shall continue in force until terminated by either party in writing upon at least 30 days' written notice.

In the event of the purchase of (a "Purchase Transaction" or an "Acquisition") or a financing of (a "Financing Transaction") or the establishment of a joint venture involving (a "Venture Transaction") (individually and/or collectively a "Transaction") QuietPower to, by or with an Entity introduced to QuietPower by Thacher within a period of 18 months from the date of such introduction, QuietPower shall pay, or cause to be paid, to Thacher a fee in accordance with the following formulas:

A) If QuietPower consummates the acquisition of a business (regardless of the form of such Business - i.e. corporation, partnership, sole proprietorship, etc.) or any part thereof, by means of a merger, consolidation, joint venture, exchange offer; purchase of stock or assets or other transactions (an "Acquisition") then QuietPower shall pay Thacher, or cause Thacher to be paid, a fee (herein referred to as the "Transaction Fee"), based upon the purchase price for the business, or portion thereof (the "Purchase Price"), such Transaction Fee being determined in accordance with the following formula:

In the case of a Purchase Transaction the greater of (a.) or (b.) below:

            a.)   Either 3% of the Purchase Price, or
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            b.)   5% of the 1st $1 million of the Purchase Price (or portion thereof)

                  4% of the 2nd $1 million of the Purchase Price (or portion thereof)

                  3% of the 3rd $1 million of the Purchase Price (or portion thereof)

                  2% of the 4th $1 million of the Purchase Price (or portion thereof)

                  1% of the balance of the Purchase Price.

The Purchase Price on which the Transaction Fee is based shall include cash, securities (whether or not marketable), notes, royalties, earnouts, allocations to agreements not to compete and all other consideration, including non-cash consideration, contingent or otherwise, deliverable or payable by QuietPower or any of its Affiliates plus all liabilities of the Business directly or indirectly assumed by QuietPower or any of its Affiliates as a result of the Acquisition plus the fair market value of the net assets of the Business retained by the Seller if such assets are consideration in the transaction.

If QuietPower requests Thacher to obtain financing for the Purchase Price to be paid by QuietPower in an Acquisition, a separate and additional fee normal and customary for obtaining such financing will be negotiated at that time and will be paid by QuietPower to Thacher upon closing of the financing.

Notwithstanding anything to the contrary herein, QuietPower shall not be liable for any Transaction Fee hereunder except in accordance with the above, regardless of the cause of or reasons for the inability or failure to consummate any Acquisition within the time parameters set forth above.

B)    In the case of a Financing Transaction:

            2% of the Financing Amount that is structured as senior debt or debt which is directly securitized by the assets of QuietPower.

            4% of the Financing Amount that is structured as subordinated debt or junior debt with no equity component.
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            6% of the Financing Amount that is structured as common equity or debt with an equity component, interest kicker or equity with a preference over common equity.

However, if a Financing Transaction shall occur with the following financing sources before the occurrence of an "Initial Public Offering" by the Company, the fee shall be 10%:

            a. Anderson, Weinroth & Co., L.P.
            b. Martin Milston clients and
            c. Carl Horn clients and
            d. Thacher, Vendig clients.

For the purposes hereof, a Financing Transaction shall include any loan to, financing of, providing letters of credit for guarantees of obligations of, or other investment in QuietPower or other such transaction of a like kind, regardless of form.

The Financing Amount on which the fee arising from a Financing Transaction is based shall include all moneys and non-cash consideration received by, and in the case of debt with no equity component or interest kicker, committed to, QuietPower in exchange for interests in QuietPower, including notes, securities or other forms of investment in QuietPower and the amounts of guarantees provided to QuietPower to the extent the obligations guaranteed are not otherwise included in the Financing Amount.

      Notwithstanding anything in this Agreement to the contrary, no fee or other form of compensation shall be payable to Thacher in respect of the Initial Public Offering of Securities of the Company.

C)    In the case of a Venture Transaction:

            5% of the Venture Amount.

      For the purposes hereof, a Venture Transaction shall include the establishment of any business organization involving the assets or personnel of QuietPower and an Entity, as well as the establishment of any arrangement providing for the distribution of QuietPower's products or services by an Entity or the distribution of an Entity's products or services by QuietPower.

      The Venture Amount on which the fee arising from a Venture Transaction is based shall be the value ascribed to the involvement of the Entity referred to above in the Venture Transaction as such involvement is valued in the Transaction.

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It is understood and agreed that QuietPower has the right, without any liability to Thacher, to terminate discussions for the purchase of, financing of, or joint venture involving QuietPower for any reason whatsoever at any time.

The fee payable to Thacher hereunder shall be payable at the closing of the Transaction by a certified or official bank cashier's check payable to the order of Thacher or by federal funds wire transfer to a bank designated by Thacher. In the event the Purchase Price, Financing Amount or Venture Amount shall consist of securities or other non-cash consideration, the entire fee shall still be paid by a certified or official bank cashier's check or by federal funds wire transfer or warrants to purchase the common stock of QuietPower in the case of non-cash consideration, with such securities or other non-cash consideration valued, for purposes of computing the fee, on the same basis as such securities or other non-cash consideration is valued in the Transaction.

In the event that the total Purchase Price, Financing Amount or Venture Amount cannot be determined as of the date of closing of a Transaction, Thacher shall receive the portion of the fee attributable to the determined portion of the Purchase Price, Financing Amount or Venture Amount simultaneously upon closing and shall receive the portion of the fee attributable to the undetermined portion of the Purchase Price, Financing Amount or Venture Amount within five
(5) days of the determination of any such previously undetermined portion.

QuietPower shall indemnify Thacher, its shareholders, affiliates, officers, directors, employees, and agents and hold them harmless from and against any losses, claims, damages or liabilities, including reasonable legal fees and expenses, to which they may become subject as a result of or in connection with the rendering of services hereunder, to the extent that such losses, claims, damages or liabilities are not caused by Thacher s gross negligence or bad faith.

QuietPower agrees to reimburse Thacher on a monthly basis for all approved, reasonable out-of-pocket expenses incurred by Thacher in connection with the performance of the services provided hereunder, including expenses for such items as travel, entertainment, telephone, printing, etc.

QuietPower agrees to provide Thacher with the transaction documents prior to the close of a Transaction and upon the completion of a Transaction, Thacher can publish a suitable and customary announcement concerning the Transaction subject to QuietPower's approval, which shall not be unreasonably withheld.

This agreement sets forth the understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements (including the Letter Agreement between us dated April 1, 1997 and not marked "restated") between the parties with respect to the subject matter hereof. This agreement cannot be modified or changed, nor can any of its provisions be waived, except by a writing signed by all parties. It is agreed by all signatories to this agreement that a signed facsimile transmission of this document is legal and binding.

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This agreement shall be governed by the laws of the State of New York without giving effect to its conflict of laws principles.

Any disagreement between the parties arising under or in connection with this agreement shall be resolved through arbitration in New York City by a panel of three arbitrators selected in accordance with and acting under the rules of the American Arbitration Association. The decision of the arbitrators shall be binding upon the parties and enforceable in any court of competent jurisdiction.

If the foregoing meets with your understanding, kindly acknowledge your acceptance at the place indicated on this letter and on the enclosed copy of this letter. Please return one of the executed letters to me and keep one for your files.

Very truly yours,

THACHER, VENDIG & COMPANY, INC.


By:/s/ Alfred B. Thacher
   --------------------------------------------
       Alfred B. Thacher, Jr. Managing Director

ACCEPTED AND AGREED TO:

QUIETPOWER SYSTEMS, INC.


By:/s/ Jonathan M. Charry
   --------------------------------------------
       Jonathan M. Charry, President and CEO

Date:  April 4, 1997